Exhibit 99.1

Nxt-ID, Inc. Announces Investor Webcast to Discuss the Financial Results for the Three Months Ended March 31, 2021 and to Provide a General Corporate Update

Oxford, Connecticut, May 19, 2021 (GLOBE NEWSWIRE) -- Nxt-ID, Inc. (NASDAQ: NXTD) (the “Company” or “Nxt-ID”), a provider of technology products and services for healthcare applications, announces financial results for the three months ended March 31, 2021.

Financial highlights and results from the first quarter of 2021 included:

•	Revenue for the three months ended March 31, 2021 was approximately $2.4 million, compared to approximately $3.7 million for the same 2020 period.

•	Gross profit for the three months ended March 31, 2021 was approximately $1.6 million, compared to approximately $2.8 million for the same 2020 period.

•	Operating expenses for the three months ended March 31, 2021 were approximately $2.3 million, compared to approximately $1.8 million for the same 2020 period.

•	Operating loss for the three months ended March 31, 2021 was approximately $783,000; for the three months ended March 31, 2020, operating income was approximately $1.0 million.

•	Non-GAAP Operating income for the three months ended March 31, 2021, adjusted for depreciation, amortization and other non-cash charges, was approximately $69,000, compared to approximately $1.3 million for the same 2020 period.

•	Non-GAAP net loss for the three months ended March 31, 2021, adjusted for depreciation, amortization and other non-cash charges was approximately $312,000, compared to net income of approximately $860,000 for the same 2020 period.

•	Net cash used in operating activities for the three months ended March 31, 2021 was approximately $1.0 million, as compared to approximately $0.5 million in cash provided by operating activities for the three months ended March 31, 2020.

•	Repaid approximately $5.5 million in term debt during the three months ended March 31, 2021.

•	Cash balance at March 31, 2021 was approximately $8.5 million.

"Our first quarter 2021 operating results reflected a positive trend and rebound in our markets as customers that had been reluctant to commit to larger purchases during the COVID-19 pandemic during 2020 began ordering at pre-pandemic levels,” said Vin Miceli, Chief Executive Officer of Nxt-ID. “I’m pleased with the Company’s overall performance in the first quarter of 2021, which reinforces the belt-tightening we made before the pandemic hit. I’m especially pleased with the significant term debt repayments the Company has made thus far in 2021, which approximate $8.8 million and which will save the Company approximately $1.1 million in cash interest expense on an annual basis.”

Added Mr. Miceli: “Halfway into the second quarter of 2021, the positive business trends are continuing.  I look forward to providing additional commentary on the second quarter’s results, updating our shareholders and providing some additional context regarding our Company’s path forward.”

Full financial results and Management's Discussion and Analysis can be found in the Company's Form 10-Q for the three months ended March 31, 2021, which was filed with the Securities and Exchange Commission ("SEC") on May 17, 2021, and can be found at https://www.sec.gov/Archives/edgar/data/1566826/000121390021027209/f10q0321_nxtidinc.htm

The management team will host an investor webcast to discuss the financial results for the three months ended March 31, 2021 and update shareholders on general corporate developments. The webcast will commence on Thursday, May 20, 2021 at 4:10 PM (ET). Shareholders, investors and interested parties wanting to participate in the webcast must use this link to register prior to the event: https://edge.media-server.com/mmc/p/7xx9xuqa.

For those wishing to participate by telephone, please use the following dial-in credentials:

US/CANADA Participant Toll-Free Dial-In Number: (877) 644-5287
US/CANADA Participant International Dial-In Number: (281) 973-6282
Conference ID: 9447459

About Nxt-ID, Inc.
Nxt-ID, Inc. (NASDAQ: NXTD) provides technology products and services for healthcare applications. The Company has extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization, sensor technologies and healthcare applications. Through its subsidiary, LogicMark LLC, Nxt-ID is a manufacturer and distributor of non-monitored and monitored personal emergency response systems sold through dealers/distributors and the United States Department of Veterans Affairs. Learn more about Nxt-ID at www.nxt-id.com. For Nxt-ID corporate information contact: info@nxt-id.com.

Forward-Looking Statements for Nxt-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the SEC.

“Non-GAAP Operating Income” is defined as operating income as reported plus depreciation expense, amortization of intangibles and stock compensation expense. Non-GAAP Operating Income is commonly used by management and investors as an indicator of operating performance and liquidity. Non-GAAP Operating Income is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income.

Media Contacts:

Vincent S. Miceli CEO/CFO
investors@nxt-id.com

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